Exhibit 5.1

Kenneth J. Rollins

+1 858 550 6136

krollins@cooley.com

March 10, 2022

Design Therapeutics, Inc.

6005 Hidden Valley Road, Suite 110

Carlsbad, CA 92011

Ladies and Gentlemen:

You have requested our opinion, as counsel to Design Therapeutics, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of an aggregate of up to 3,340,904 shares of the Company’s Common Stock, $0.0001 par value per share (the “Shares”), including (i) 2,784,087 shares issuable pursuant to the Company’s 2021 Equity Incentive Plan (the “Incentive Plan”) and (ii) 556,817 shares issuable pursuant to the Company’s 2021 Employee Stock Purchase Plan (together with the Incentive Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses, the Plans, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery, by all persons other than by the Company, of all documents where due authorization, execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements under the Incentive Plan, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP    4401 Eastgate Mall    San Diego, CA    92121

t: (858) 550-6000 f: (858) 550-6420 cooley.com

March 10, 2022

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Kenneth J. Rollins
Kenneth J. Rollins

Cooley LLP    4401 Eastgate Mall    San Diego, CA    92121

t: (858) 550-6000 f: (858) 550-6420 cooley.com